FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 1st Quarter Earnings and Quarterly Dividend

Lewiston, MAINE (October 22, 2007) - Northeast Bancorp (NASDAQ: NBN), the parent company of Northeast Bank, reported earnings for the quarter ended September 30, 2007 of $430,565, or $0.18 per diluted share, as compared to earnings for the same period last year of $454,667, or $0.18 per diluted share.  Earnings reported for this quarter remained relatively steady in comparison to the prior year period resulting from lower net interest margins and an increase in noninterest expenses, partially offset by an increase in noninterest income and a lower provision for loan losses. The increase in noninterest income and expenses was primarily due to the five previously announced insurance agency acquisitions completed since November 2006.

“We are pleased with the results in the first fiscal quarter as we continued to boost the lines of business that are independent of the rate environment specifically in the investment and insurance divisions where we are experiencing healthy growth,” said Jim Delamater, President and CEO of Northeast Bancorp.

Noninterest income levels increased to $1,989,374 for the quarter ended September 30, 2007 as compared to $1,462,428 for the same period in 2006, an increase of 36% with insurance and investment revenues increasing by 102% and 7%, respectively.  And, while the Company experienced a net decrease in loans, residential real estate originations and secondary market sales increased resulting in a 60% increase in gain on loan sales compared to last year.

Delamater explains, “We opted to continue to book loans only when prudent, in terms of credit quality and pricing to maintain the integrity of our credit portfolio.  We focused on leveraging our network of national lenders which proved invaluable by allowing us to offer competitive mortgage and commercial programs without compromising the balance sheet.  This strategy has shown signs of success as evidenced by the increase in gain on loan sales these past two quarters.”

This quarter also saw an increase in activity in the Company’s insurance subsidiary, Northeast Bank Insurance Group, Inc.  Acquiring the Lewiston-based Hartford Agency was one of the largest agency acquisitions to date and was the Company’s fifth insurance agency acquisition in less than a year.  As a result of these acquisitions, insurance offices now number twelve and with this latest acquisition insurance commissions are projected to increase by an additional $700,000 over the next year.

The Company also announced this quarter that it had transferred the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC® ; a move that it believes will benefit shareholders by enhancing the Company’s exposure and liquidity and, at the same time provide improved pricing and faster execution.

Finally, the Board of Directors declared a dividend of $0.09 per share payable on November 23, 2007 to shareholders of record as of the close of business on November 2, 2007.  As of September 30, 2007, Northeast Bancorp had total assets of approximately $574 million. Northeast Bancorp common shares trade on the NASDAQ with approximately 2.4 million shares outstanding and, as of September 30, 2007, had a book value of $17.14 per share, an increase from $16.56 at the end of the same period last year.

Delamater says, "We feel that our strategy of focusing on full diversification of our revenue streams while protecting the integrity of the balance sheet, will serve our shareholders well in the long run.  Our franchise value rests in our ability to deliver multiple products and services to each and every household we serve and to price those relationships competitively across all business lines; a practice that we believe gives Northeast an edge in the marketplace.”

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc. operates 24 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2007.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended
	September 30,		%
	2007	2006	Change
Selected financial information

Income statement data:

Interest income	$8,957	$9,022	-1%
Interest expense	5,364	4,907	9%
Net interest income	3,593	4,115	-13%
Provision for loan losses	190	301	-37%
Net interest income after provision for loan losses	3,403	3,814	-11%

Gain on sale of loans	153	96	59%
(Loss) Gain on securities	(6)	4	-250%
Investment income	398	372	7%
Insurance income	866	428	102%
Other noninterest income	578	562	3%
Noninterest Income	1,989	1,462	36%
Noninterest expense	4,842	4,670	4%
Operating income before income tax	550	606	-9%
Income tax expense	119	152	-22%
Net income	$431	$454	-5%

Per share data:
Basic earning per common share	$0.18	$0.19	-5%
Diluted earnings per common share	$0.18	$0.18	0%
Weighted average shares outstanding:
Basic	2,415,952	2,448,762	-1%
Diluted	2,432,977	2,470,202	-2%

Book value per share	$17.14	$16.56
Tangible book value per share	$13.66	$15.64

Net interest margin	2.75%	3.05%
Net interest spread	2.42%	2.77%
Return on average assets (annualized)	0.31%	0.32%
Return on equity (annualized)	4.17%	4.52%
Tier I leverage ratio (Bank)	8.11%	9.10%
Tier I risk-based capital ratio (Bank)	10.84%	12.10%
Total risk-based capital ratio (Bank)	12.09%	13.34%
Efficiency ratio	87%	84%
Nonperforming loans	6,118	5,086
Total nonperforming assets	6,118	5,093
Nonperforming loans as a % of total loans	1.45%	1.16%
Nonperforming assets as a % of total assets	1.07%	0.89%

	September 30,		%
	2007	2006	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$109,526	$88,194	24%
Loans held for sale	830	997	-17%
Loans	421,290	440,056	-4%
Allowance for loan losses	5,756	5,606	3%
Goodwill & intangibles	8,254	2,261	265%
Total assets	573,680	570,053	1%

Deposits:
NOW and money market	63,597	68,214	-7%
Savings	21,519	23,582	-9%
Certificates of deposits	222,478	217,630	2%
Brokered time deposits	18,861	45,379	-58%
Noninterest-bearing deposits	34,558	35,482	-3%
Total deposits	361,013	390,287	-8%

Borrowings	169,242	135,922	25%
Shareholders' equity	40,641	40,604	0%

Shares outstanding	2,371,332	2,452,132	-3%